UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

Winc, Inc.

(Name of Issuer)

COMMON STOCK, $0.0001 PAR VALUE PER SHARE

(Title of Class of Securities)

97265W105

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 97265W105		Page 2 of 14 Pages

1.	NAMES OF REPORTING PERSONS 15 Angels II LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 498,780
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 498,780
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 498,780
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.8% (1)
12.	TYPE OF REPORTING PERSON OO

(1)

The percent of class was calculated based on 13,159,170 shares of common stock issued and outstanding as of December 8, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 9, 2021.

SCHEDULE 13G

CUSIP No. 97265W105		Page 3 of 14 Pages

1.	NAMES OF REPORTING PERSONS GoBlue Ventures LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 158,297
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 158,297
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 158,297
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2% (1)
12.	TYPE OF REPORTING PERSON OO

SCHEDULE 13G

CUSIP No. 97265W105		Page 4 of 14 Pages

1.	NAMES OF REPORTING PERSONS Wahoowa Ventures LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 515,346
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 515,346
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 515,346
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9% (1)
12.	TYPE OF REPORTING PERSON OO

SCHEDULE 13G

CUSIP No. 97265W105		Page 5 of 14 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture VIII Institutional L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,118,559
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,118,559
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,118,559
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.5% (1)
12.	TYPE OF REPORTING PERSON PN

SCHEDULE 13G

CUSIP No. 97265W105		Page 6 of 14 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners VIII L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 515,346
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 515,346
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 515,346
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%(1)
12.	TYPE OF REPORTING PERSON PN

SCHEDULE 13G

CUSIP No. 97265W105		Page 7 of 14 Pages

1.	NAMES OF REPORTING PERSONS Deer VIII & Co. L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,633,905
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,633,905
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,633,905
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.4%(1)
12.	TYPE OF REPORTING PERSON PN

SCHEDULE 13G

CUSIP No. 97265W105		Page 8 of 14 Pages

1.	NAMES OF REPORTING PERSONS Deer VIII & Co. Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,633,905
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,633,905
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,633,905
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.4% (1)
12.	TYPE OF REPORTING PERSON CO

SCHEDULE 13G

CUSIP No. 97265W105		Page 9 of 14 Pages

Item 1.	Issuer

(a)	Name of Issuer:

Winc, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

1751 Berkeley St., Studio 3

Santa Monica, CA 90404

Item 2.	Filing Person

(a) This statement is being filed by the following persons with respect to the shares of Common Stock, par value $0.0001 per share (the “Shares”), directly owned by Bessemer Venture Partners VIII Institutional L.P. (“Bessemer VIII Institutional”), 15 Angels II LLC (“15 Angels”), GoBlue Ventures LLC (“GoBlue”) and Wahoowa Ventures LLC (“Wahoo”).

(a)	Deer VIII & Co. Ltd. (“Deer VIII Ltd”), the general partner of Deer VIII & Co. L.P. (“Deer VIII LP”);

(b)	Deer VIII LP, the sole general partner of each of Bessemer VIII Institutional and Bessemer Venture Partners VIII L.P. (“BVP VIII”);

(c)	BVP VIII is the sole member of Wahoo.

(d)	Bessemer VIII Institutional directly owns 461,482 Shares and is the sole member of 15 Angels and GoBlue;

(d)	15 Angels, which directly owns 498,780 Shares;

(e)	GoBlue, which directly owns 158,297 Shares; and

(f)	Wahoo, which directly owns 515,346 Shares.

Deer VIII Ltd, Deer VIII LP, BVP VIII, Bessemer VIII Institutional 15 Angels, GoBlue and Wahoo are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

(b)

The address of the principal business office of each of the Reporting Persons:

c/o Bessemer Venture Partners

1865 Palmer Avenue; Suite 104

Larchmont, NY 10583

(c)

Deer VIII Ltd— Cayman Islands

Deer VIII LP — Cayman Islands

BVP VIII — Cayman Islands

Bessemer VIII Institutional — Cayman Islands

15 Angels – Delaware

GoBlue – Delaware

Wahoo—Delaware

SCHEDULE 13G

CUSIP No. 97265W105		Page 10 of 14 Pages

(d)

Common Stock, par value, $0.0001 per share

CUSIP No. 97265W105

Item 3.	Not Applicable.

Item 4.	Ownership.

For Deer VIII Ltd:

(a)	Amount beneficially owned: 1,633,905 Shares

(b)	Percent of class: 12.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --1,633,905--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --1,633,905--

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Deer VIII LP:

(a)	Amount beneficially owned: 1,633,905 Shares

(b)	Percent of class: 12.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --1,633,905--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --1,633,905--

(iv)	Shared power to dispose or to direct the disposition of: --0--

For BVP VIII:

(a)	Amount beneficially owned: 515,346 Shares

(b)	Percent of class: 3.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --515,346--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --515,346--

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Bessemer VIII Institutional:

(a)	Amount beneficially owned: 1,118,559 Shares

(b)	Percent of class: 8.5%

SCHEDULE 13G

CUSIP No. 97265W105		Page 11 of 14 Pages

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --1,118,559--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --1,118,559--

(iv)	Shared power to dispose or to direct the disposition of: --0—

For 15 Angels:

(a)	Amount beneficially owned: 498,780 Shares

(b)	Percent of class: 3.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --498,780 —

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --498,780 —

(iv)	Shared power to dispose or to direct the disposition of: --0—

For GoBlue:

(a)	Amount beneficially owned: 158,297 Shares

(b)	Percent of class: 1.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --158,297 —

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --158,297 —

(iv)	Shared power to dispose or to direct the disposition of: --0—

For Wahoo:

(a)	Amount beneficially owned: 515,346 Shares

(b)	Percent of class: 3.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --515,346 —

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --515,346 —

(iv)	Shared power to dispose or to direct the disposition of: --0—

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

As the general partner of Deer VIII LP, which in turn is the general partner of (i) BVP VIII, which is the sole member of Wahoo and (ii) Bessemer VIII Institutional, which is the sole member of each of 15 Angels and GoBlue, Deer VIII Ltd may be deemed to beneficially own all 1,633,905 Shares held directly by Bessemer VIII Institutional, 15 Angels, GoBlue and Wahoo and have the power to direct the dividends from or the proceeds of the sale of such Shares.

SCHEDULE 13G

CUSIP No. 97265W105		Page 12 of 14 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Exhibit 2 sets forth information regarding the identity of members of a group. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SCHEDULE 13G

CUSIP No. 97265W105		Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

DEER VIII & CO. LTD.

By:	/s/ Scott Ring
	Name:	Scott Ring
	Title:	General Counsel

DEER VIII & CO. L.P.

By: Deer VIII & Co. Ltd, its General Partner

	By:	/s/ Scott Ring
	Name:	Scott Ring
	Title:	General Counsel

BESSEMER VENTURE PARTNERS VIII L.P.

By: Deer VIII & Co. L.P., its General Partner

By: Deer VIII & Co., Ltd., its General Partner

		By:	/s/ Scott Ring
		Name:	Scott Ring
		Title:	General Counsel

BESSEMER VENTURE PARTNERS VIII INSTITUTIONAL L.P.

By: Deer VIII & Co. LLC, its General Partner

By: Deer VIII & Co., Ltd., its General Partner

		By:	/s/ Scott Ring
		Name:	Scott Ring
		Title:	General Counsel

SCHEDULE 13G

CUSIP No. 97265W105		Page 14 of 14 Pages

15 ANGELS II LLC

By:	/s/ Scott Ring
Name:	Scott Ring
Title:	Authorized Person

GOBLUE VENTURES LLC

By:	/s/ Scott Ring
Name:	Scott Ring
Title:	Authorized Person

WAHOOWA VENTURES LLC

By:	/s/ Scott Ring
Name:	Scott Ring
Title:	Authorized Person